EXHIBIT 99

                IMPORTANT FACTORS AND ASSUMPTIONS
              REGARDING FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial results of Modine. Also, when words such as "intend," "anticipate," "believe," "expect," "plan," or similar expressions are used, these words indicate forward-looking statements. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to differ materially from the future results, performance, or achievements expressed or implied in the forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause Modine's actual results to differ materially from those contemplated in any forward-looking statements including among others: the ability of Modine to compete for business; the ability of various customers and suppliers to achieve projected sales and production levels; the cyclical nature of the vehicular industry; work stoppages at major customers; competitive pressures on sales and pricing; increases in production or material costs that cannot be recouped in product pricing; international economic conditions; and variations in currency exchange rates. Modine does not assume any obligation to update any of these forward-looking statements.